Exhibit 99.1

Contact: William (Bill) S. Barth
BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
NASDAQ:BSDM

For Immediate Release

BSD Medical Announces Exclusive Multi-Million Dollar Distribution Agreement with Terumo Europe NV for MicroThermX® Microwave Cancer Ablation System

•	Terumo Europe NV is a wholly owned subsidiary of global medical device leader Terumo Corporation; which has nearly $5 billion in annual sales and operations in over 160 countries
•	Exclusive agreement for distribution in 100 countries; potential market size in excess of $1 billion in annual sales
•	Agreement expected to drive BSD revenue growth toward profitability

SALT LAKE CITY—April 8, 2013 — BSD Medical Corporation (NASDAQ:BSDM) (Company or BSD) (www.BSDMedical.com), a leading provider of medical systems that utilize heat therapy to treat cancer, announced today that the Company has signed an exclusive, long-term, multi-million dollar distribution agreement with Terumo Europe NV, a wholly owned subsidiary of Terumo Corporation (Terumo), for the MicroThermX® Microwave Ablation System (MicroThermX®).

A world leader in state-of-the-art medical devices and interventional oncology, Tokyo-based Terumo Corporation (TYO: JP:4543) reported 2012 sales of nearly $5 billion and has a market cap in excess of $8 billion. Through the sale and promotion of a high quality line of devices used for tumor embolization, the closing or blocking of blood vessels, Terumo Europe NV has established itself as a pioneer in the field of interventional oncology. Embolization and ablation are "hand-in-hand" clinical procedures for the treatment of cancerous tumors and, when used together, enable a less invasive course of treatment. This agreement therefore creates an ideal product synergy with BSD’s MicroThermX® product line and enables Terumo Europe NV to offer interventional oncologists a complete and compelling solution for the treatment of cancerous tumors.

Under the terms of the distribution agreement, Terumo Europe NV will have the exclusive right to market MicroThermX® in 100 countries in Europe, Western Asia, and Northern Africa. The potential market size for MicroThermX® in these countries is estimated to be in excess of $1 billion in annual sales. This agreement validates the large market opportunity for MicroThermX® ablation products and is expected to drive market adoption for the MicroThermX® as a leading ablation therapy system. Strategically, MicroThermX® will benefit from Terumo Europe NV’s extensive market reach, focus on interventional oncology, and well-established relationships with key interventional oncology opinion leaders throughout Europe.

“Our distribution agreement with Terumo Europe NV is the result of a collaborative effort between BSD Medical and Terumo. Importantly, it represents one of the most significant milestones in BSD’s corporate history," said Harold Wolcott, BSD President and CEO. "Revenues from our agreement with Terumo Europe NV should commence by the end of the third quarter of our fiscal year 2013 and are expected to make a substantial contribution to our overall revenue over the next few years. Longer term, we expect this agreement will make a strong contribution toward our objective of achieving profitability."

About the MicroThermX® Microwave Ablation System
The MicroThermX® is a compact, mobile, state-of-the-art, proprietary system that includes a microwave generator, single-patient-use disposable antennas, and a thermistor-based temperature monitoring system.  The innovative design of the MicroThermX® is the first of its kind that allows delivery of higher power levels using a single generator.  The MicroThermX® utilizes innovative synchronous phased array technology that was developed and patented by BSD to provide larger and more uniform zones of ablation during a single procedure.  The MicroThermX® introduces into the Company’s product line innovative, high-end disposables (SynchroWave antennas) that are used in each ablation treatment and will provide a significant ongoing revenue stream.  The soft tissue ablation world market potential is estimated to exceed $2.3 billion. The U.S. Food and Drug Administration (FDA) has granted the Company a 510(k) clearance to market the MicroThermX® for ablation of soft tissue. BSD has also received CE Marking for the MicroThermX® System, which allows BSD to market the MicroThermX® in Europe. CE marking is also recognized in many countries outside of the EU, providing BSD the ability to market the MicroThermX® to a number of international markets.

About BSD Medical Corporation
BSD Medical Corporation develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy, which is delivered using focused radiofrequency (RF) and microwave energy.  BSD’s product lines include both hyperthermia and ablation treatment systems.  BSD’s hyperthermia cancer treatment systems, which have been in use for several years in the United States, Europe and Asia, are used to treat certain tumors with heat (hyperthermia) while increasing the effectiveness of other therapies such as radiation therapy.  BSD’s microwave ablation system has been developed as a stand-alone therapy to employ precision-guided microwave energy to ablate (destroy) soft tissue.  The Company has developed extensive intellectual property, multiple products in the market and established distribution in the United States, Europe and Asia.  Certain of the Company’s products have received regulatory approvals and clearances in the United States, Europe and China.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.